EXHIBIT 2

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (the “Agreement”) is made and entered into as of June 4, 2003, among Autobytel Inc., a Delaware corporation (“Autobytel”), Autobytel Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Autobytel (“Merger Sub”), Applied Virtual Vision, Inc., an Ohio corporation (“Target”), and the shareholders of Target listed on the signature pages hereto, including any Joinder Agreement (each a “Shareholder,” and collectively the “Shareholders”).

RECITALS

A. The Board of Directors of Target (i) has determined that the Merger (as defined in Section 2.1 below) and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its Shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

B. Each Shareholder, by his, her or its execution and delivery of this Agreement, adopts and approves this Agreement, the Merger, and the transactions contemplated hereby and thereby, and agrees that such execution and delivery shall be conclusive evidence of such adoption and approval for all purposes.

C. The Board of Directors of Merger Sub (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its sole shareholder, Autobytel, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. The Board of Directors of Autobytel has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. Execution and delivery of this Agreement by Autobytel shall be conclusive evidence of the approval by Autobytel, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following capitalized terms, when used in this Agreement, including its preamble and recitals, shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof unless the context requires otherwise:

“AAA” shall have the meaning set forth in Section 9.7(a) hereof.

“Agreement” shall mean this Acquisition Agreement.

“Allocable Portion” shall mean, with respect to the share of any Shareholder in a particular amount, that fraction equal to the number of shares of Target Capital Stock the Shareholder held as of immediately prior to the Effective Time over the total number of shares of Target Capital Stock that all Shareholders held as of immediately prior to the Effective Time, in each case, calculated on an as converted to Target Common Stock basis.

“Annual Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“Articles of Incorporation” shall have the meaning set forth in Section 3.1 hereof.

“Audit Date” shall have the meaning set forth in Section 8.6(a) hereof.

“Autobytel” shall mean Autobytel Inc., a Delaware corporation.

“Autobytel Balance Sheet” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel Common Stock” shall mean the common stock, par value $0.001 per share, of Autobytel.

“Autobytel Disclosure Schedule” shall have the meaning set forth in Article IV hereof.

“Autobytel Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel SEC Documents” shall have the meaning set forth in Section 4.5 hereof.

“Balance Sheet Date” shall mean April 30, 2003.

“CERCLA” shall have the meaning set forth in Section 3.16(b) hereof.

“Certificate of Merger” shall mean the Certificate of Merger attached hereto as Exhibit A.

“Certificates” shall have the meaning set forth in Section 2.7(a) hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“COBRA” shall have the meaning set forth in Section 3.9(h) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Code of Regulations” shall have the meaning set forth in Section 3.1 hereof.

“Copyrights” shall mean copyrights and registrations and applications therefor, as well as mask work rights.

“Delaware Law” shall mean the Delaware General Corporation Law.

“Disclosure Schedule” shall have the meaning set forth in Article III hereof.

“Dispute” shall have the meaning set forth in Section 9.7(a) hereof.

“Effective Time” shall have the meaning set forth in Section 2.2 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(e) hereof.

“Escrowed Consideration” shall have the meaning set forth in Section 2.7(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 2.6(a)(i) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“GAAP” shall mean generally accepted accounting principles recognized in the United States.

“Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

“Hazardous Materials” shall have the meaning set forth in Section 3.16(b) hereof.

“Indemnification Escrow Agreement” shall mean the Indemnification and Escrow Agreement attached hereto as Exhibit C.

“Intellectual Property Rights” shall mean all rights arising from or in respect of Marks, Patents, Copyrights, Trade Secrets, or Software.

“Joinder Agreement” shall have the meaning set forth in Section 6.9 hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“IRS” shall have the meaning set forth in Section 3.3(b) hereof.

“Licensed Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Management Employment Agreements” shall mean the Employment Agreements attached hereto as Exhibit D.

“Marks” shall mean fictional business names, trade names, trademarks, services marks, logos, Internet domain names, and general intangibles of a like nature.

“Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred as a result of (A) such Person’s failure to meet or exceed Wall Street research analysts’ or such entity’s internal earnings estimates or projections, (B) general economic conditions affecting generally the industry in which such Person competes, (C) general market conditions in the United States or (D) any adverse effect resulting from the announcement of this Agreement or the Merger.

“Material Contracts” shall have the meaning set forth in Section 3.11 hereof.

“Merger” shall have the meaning set forth in Section 2.1 hereof.

“Merger Cash” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Consideration” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Sub” shall mean Autobytel Acquisition, Inc., a Delaware corporation.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.6(d) hereof.

“Net Cash Payment” shall have the meaning set forth in Section 2.12 hereof.

“Ohio Law” shall mean the Ohio General Corporation Law.

“Ohio Merger Filing” shall have the meaning set forth in Section 2.1 hereof.

“Owned Marks” shall have the meaning set forth in Section 3.10(a) hereof.

“Owned Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Owned Trade Secrets” shall have the meaning set forth in Section 3.10(d) hereof.

“Patents” shall mean patents and patent applications therefor, including, without limitation, continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon.

“Pension Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or other entity.

“Plans” shall have the meaning set forth in Section 3.9(a) hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement attached hereto as Exhibit E.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” and “Shareholders” shall have the meaning set forth in the preamble hereof.

“Shareholders Notice” shall have the meaning set forth in Section 8.6(a) hereof.

“Simple IRA Plan” shall have the meaning set forth in Section 3.9(c) hereof.

“Software” shall mean computer programs, including, without limitation, software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and/or other work product used to design, plan, organize, or develop any of the foregoing.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Target” shall mean Applied Virtual Vision, Inc., an Ohio corporation.

“Target Capital Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Common Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Options” shall have the meaning set forth in Section 2.6(c) hereof.

“Target Preferred Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Warrants” shall mean warrants to purchase Target Capital Stock.

“Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, any other taxes or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law; it being understood that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.

“Tax Returns” shall have the meaning set forth in Section 3.27(b) hereof.

“Trade Secrets” shall mean know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, and other proprietary and confidential information, including customer lists.

“Trading Average” shall have the meaning set forth in Section 2.6(a)(i) hereof.

“Welfare Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Working Capital” shall mean (i) the sum of cash, accounts receivable, inventory (valued on a first in, first out basis), prepaids, income tax receivables, deferred income tax receivables and other current assets of Target less (ii) the sum of all accounts payable, accrued wages, income tax payable, deferred income tax payable and all other current liabilities of Target as of the Effective Time determined in accordance with GAAP applied consistently with Target’s past practices.

“Working Capital Notice” shall have the meaning set forth in Section 8.6(a) hereof.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions set forth in this Agreement, the Delaware Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”), the Ohio Certificate of Merger attached hereto as Exhibit B (the “Ohio Merger Filing”), and the applicable provisions of Delaware Law and Ohio Law, Target shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of Target shall cease, and Merger Sub shall continue as the surviving corporation and wholly-owned subsidiary of Autobytel. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 24th Floor, 55 2nd Street, San Francisco, California 94105, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and (b) the Ohio

Merger Filing with the Secretary of State of the State of Ohio, in accordance with the relevant provisions of Ohio Law (the time of such filings being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Ohio Merger Filing, and the applicable provisions of Delaware Law and Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law; provided, that Article I FIRST thereof shall be amended to read as follows: The name of this corporation is AVV, Inc.

(b) Bylaws. At the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof.

2.5 Directors and Officers. The initial directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub in office on the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation immediately after the Merger shall be the officers of Merger Sub in office on the Effective Time until their respective successors are duly appointed.

2.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target, or the holders of any of the following securities:

(a) Conversion of Target Capital Stock. At the Effective Time, each common share, without par value, of Target (the “Target Common Stock”), and each series A convertible preferred share, without par value, of Target (the “Target Preferred Stock,” and together with the Target Common Stock, the “Target Capital Stock”), outstanding immediately prior to the Effective Time, other than any shares of Target Capital Stock to be canceled pursuant to Section 2.6(b), shall be canceled and extinguished and be converted automatically into the right to receive:

(i) that number of shares of Autobytel Common Stock determined by dividing (A) the quotient of $3.2 million and the average closing price per share of the Autobytel Common Stock for the twenty (20) business day period immediately preceding the Closing Date, as quoted on the Nasdaq National Market (the “Trading Average”), by (B) that number of shares of Target Capital Stock (on an as converted to Target Common Stock basis) outstanding immediately prior to the Effective

Time (the “Exchange Ratio”); provided, that if the Trading Average is higher than $4.50 it will be deemed to be $4.50, and if the Trading Average is lower than $2.75 it will be deemed to be $2.75; and

(ii) cash in an amount determined by dividing $4.8 million (the “Merger Cash,” and together with the shares described in clause (i), the “Merger Consideration”) by that number of shares of Target Capital Stock (on an as converted to Target Common Stock basis) outstanding immediately prior to the Effective Time; provided, that at the request of holders of a majority of the outstanding shares of Target Capital Stock, the Merger Cash shall be reduced, in order for such holders to achieve satisfactory tax treatment, to not less than $4.0 million, in which case, the number of shares of Autobytel Common Stock issuable pursuant to Section 2.6(a)(i) shall be appropriately increased; provided further, that in no event shall the Merger Consideration (after taking into account any deemed Trading Average pursuant to Section 2.6(a)(i)) exceed $8.0 million.

(b) Cancellation of Target Capital Stock Owned by Autobytel or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Autobytel or Target or any direct or indirect wholly-owned subsidiary of Autobytel or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion or exchange thereof.

(c) Target Option Plans; Target Warrants. All of the outstanding options to purchase Target Common Stock (the “Target Options”), if any, and all Target Warrants, all of which options and warrants are listed in Section 2.6(c) of the Disclosure Schedule, shall be exercised prior to the Effective Time or cancelled, with such cancellation effective immediately prior to the Effective Time.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Autobytel. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Autobytel Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Autobytel Common Stock or Target Capital Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. Solely for the purpose of avoiding expense and inconvenience, no fraction of a share of Autobytel Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Autobytel Common Stock shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Trading Average. The number of shares of Autobytel Common Stock awardable hereunder (after aggregating all fractional shares of Autobytel Common Stock resulting from the application of the Exchange Ratio) shall be rounded down to the nearest whole share of Autobytel Common Stock. Furthermore, the fractional share interest of each Shareholder will be aggregated so that no Shareholder will receive cash in an amount greater than the value of one full share of Autobytel Common Stock.

2.7 Surrender of Certificates.

(a) Exchange Procedures. Immediately prior to the Effective Time, each Shareholder shall deliver to Autobytel a certificate or certificates (the “Certificates”) which, immediately prior to the Effective Time, represented outstanding shares of Target Capital Stock, together with irrevocable written instructions specifying that ten percent (10%) of each of (i) the shares of Autobytel Common Stock (rounded down to the nearest whole share of Autobytel Common Stock to be received pursuant to Section 2.6(a)(i)) and (ii) the Merger Cash that each such Shareholder is entitled to receive shall be placed and held in escrow pursuant to, and in accordance with, the terms and conditions of the Indemnification Escrow Agreement (clauses (i) and (ii), collectively, the “Escrowed Consideration”). Upon surrender of a Certificate for cancellation to Autobytel, together with such written instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing the number of whole shares of Autobytel Common Stock (less those shares that constitute a portion of the Escrowed Consideration) and the Merger Cash (less that portion that constitutes a part of the Escrowed Consideration) which such holder has the right to receive pursuant to Section 2.6(a) and payment in lieu of fractional shares pursuant to Section 2.6(f), and the Certificate so surrendered shall forthwith be canceled.

(b) Transfers of Ownership. If any certificate representing shares of Autobytel Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer, (ii) the Person requesting such exchange will have paid to Autobytel or any agent designated by it any transfer tax or other taxes required by reason of the issuance of a certificate for shares of Autobytel Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Autobytel or any agent designated by it that any such taxes have been paid or are not payable, and (iii) that the Person in whose name the certificate or certificates are to be registered acknowledge and agree, in a form reasonably acceptable to Autobytel, that such Person’s portions of the Escrowed Consideration is subject to the terms and conditions of the Indemnification Escrow Agreement and duly execute and deliver to Autobytel a copy of such agreement.

2.8 No Further Ownership Rights in Target Capital Stock. All shares of Autobytel Common Stock issued, and the Merger Cash delivered, upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares and any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9 Legends.

(a) In addition to any legends that may be required by state securities laws, the certificates representing the shares of Autobytel Common Stock to be issued pursuant to Section 2.6 shall bear a legend substantially similar to the following:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) In addition to the legends described in Section 2.10(a), the certificates representing shares of Autobytel Common Stock to be held in escrow pursuant to the terms and conditions of the Indemnification Escrow Agreement shall bear a legend substantially similar to the following, until such shares are released from escrow in accordance with the terms and conditions of such agreement:

“THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INDEMNIFICATION AND ESCROW AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE HOLDER THEREOF, AND ANY SUBSEQUENT HOLDER OF THESE SECURITIES SHALL HOLD SUCH SECURITIES SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT.”

2.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. However, Target and its Shareholders, through their tax counsel, shall be solely responsible to ensure that the terms and conditions of the Merger constitute a reorganization within the meaning of Section 368 of the Code, and Autobytel shall have no obligation or liability in this regard, except to reasonably consider any modification requested by Target which Autobytel deems not adverse to its interests, including, but not limited to, adjustments under Section 2.6(a)(ii) of this Agreement. In addition, Autobytel makes no representation or warranty, and Autobytel’s tax advisor will not issue an opinion, regarding the qualification of the Merger under Section 368 of the Code, and all of the parties hereto shall be bound by the provisions of this Agreement regardless of whether the Merger so qualifies.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession in and to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the former officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12 Net Cash Payment to Shareholders. Subject to Section 8.6, the Shareholders shall be entitled to receive the excess, if any, of (a) the Working Capital of Target as of immediately prior to the Effective Time, over (b) $450,000 (the difference, if any, between clause (a) and clause (b), the “Net Cash Payment”). Subject to Section 8.6, immediately prior to the Closing and in partial payment of the Net Cash Payment, Target may, in its discretion, pay to each Shareholder (in accordance with such Shareholder’s Allocable Portion) a cash dividend from Target’s available cash; provided, that that after giving effect to such payment, Target shall have no less than $50,000 in cash at the Effective Time; provided further, that in no event shall the aggregate amount of such dividend exceed eighty percent (80%) of $190,303, which amount represents Autobytel’s and Target’s good faith estimate of the Net Cash Payment based upon their good faith estimate of the Working Capital ($640,303) of Target immediately prior to the Effective Time. The remaining Net Cash Payment, if any, shall be paid in accordance with Section 8.6.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TARGET

With respect to all of the representations, warranties, and covenants contained in this Article III (except as set forth in a schedule hereto delivered to Autobytel concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, the “Disclosure Schedule”), Target represents, warrants, and covenants to Autobytel and Merger Sub set forth in this Article III as of the date hereof. The representations, warranties, and covenants made below with respect to Target shall be deemed to be made in respect of any subsidiary of Target to the extent reasonably appropriate and unless the context requires otherwise.

In addition, (a) any reference in this Agreement to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, and (b) any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of employees, officers and directors of such party charged with administrative or operational responsibility for such matters.

3.1 Organization, and Qualification; No Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, is qualified to do business and in good standing as a foreign corporation in the State of Indiana, and is not qualified or licensed to do business as a foreign corporation in any other jurisdiction. The character of the properties owned, leased or operated, or the business conducted by Target does not make qualification or licensing necessary in any other jurisdiction where the failure to become so qualified or licensed would not have a Material Adverse Effect on Target. Target has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as set forth in Section 3.1 of the Disclosure Schedule where the failure to have such power, authority, or governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target has made available to Autobytel a complete and correct copy of its articles of incorporation (including all certificates of determination or the equivalent thereof) and code of regulations, each as amended to the date hereof (the “Articles of Incorporation” and “Code of Regulations”, respectively). The Articles of Incorporation and Code of Regulations are in full force and effect and Target is not in violation of any provision of its Articles of Incorporation or Code of Regulations. Target does not own, directly or indirectly, any equity or other interest in any other Person.

3.2 Capitalization. The authorized capital stock of Target consists of 9550 shares of Target Common Stock and 50 shares of Target Preferred Stock. As of the date hereof, 200 shares of Target Common Stock are issued and outstanding and 46.72 shares of Target Preferred Stock are issued and outstanding. As of the date hereof, except for 32.2611 shares of Target Common Stock subject to outstanding Target Warrants, as disclosed in Section 2.6(c) of the Disclosure Schedule, there are not now, and there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments obligating Target to issue, transfer or sell any shares of Target Capital Stock, or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Target or securities convertible into or exchangeable for such shares or equity interests, or obligating Target to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since March 31, 2003, Target has not issued any shares of Target Capital Stock, except pursuant to the conversion of shares of Target Preferred Stock and the exercise of Target Warrants, each outstanding prior to the date hereof. All issued and outstanding shares of Target Common Stock and Target Preferred Stock are, and all shares of Target Common Stock which may be issued pursuant to the conversion of the shares of Target Preferred Stock, in accordance with the Articles of Incorporation, and the exercise of outstanding Target Options in accordance with the terms thereof will be, duly authorized and validly issued, fully paid and nonassessable, and the issuance of such shares has not and will not violate the preemptive rights of any Person, under law or otherwise. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Capital Stock or other security of Target.

3.3 Authority; Governmental Consents.

(a) Authority. Target has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target. This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of Autobytel and Merger Sub, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought). Notwithstanding anything herein to the contrary, Target makes no representation or warranty regarding the enforceability of provisions related to (i) choice of law, (ii) submission to jurisdiction, or (iii) waiver of rights conferred by law.

(b) Governmental and Third Party Consents. No authorization, consent or approval of, or filing with, any Governmental Entity or other Person is necessary for the consummation by Target of the transactions contemplated by this Agreement, other than (i) in connection with or in compliance with the provisions of Delaware Law and Ohio Law with respect to the transactions contemplated hereby, the federal securities laws, or the securities laws of the various states, and (ii) notices to, or filings with, the Internal Revenue Service (the “IRS”).

3.4 No Violation. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation or Code of Regulations, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Target under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Target, or by which it or any of its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or any statute, ordinance, rule or regulation applicable to Target, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances whether described in Section 3.4 of the Disclosure Schedule or otherwise which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

3.5 Financial Statements.

(a) Target has previously delivered to Autobytel copies of (i) the unaudited balance sheets of Target as of December 31, 2001 and 2002, and the related unaudited statements of income and cash flows for the years ended December 31, 2001 and 2002 (collectively referred to as the “Annual Financial Statements”), and (ii) the unaudited balance sheet of Target as of April 30, 2003 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Target for the four-month period ended April 30, 2003 (collectively referred to as the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are collectively referred to as the “Financial Statements”. Copies of the Financial Statements are attached hereto as Schedule 3.5. The Financial Statements fairly present, in all material respects, the financial position of Target as of the dates thereof and, in all material respects, the results of Target’s operations and cash flows for the respective periods therein set forth. Except as set forth in Section 3.5 of the Disclosure Schedule, the Financial Statements comply, in all material respects, with applicable accounting requirements with respect thereto, and each of the Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP applied on a basis consistent with prior periods. Target does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, other than (1) liabilities or obligations disclosed or adequately reserved against on the Financial Statements and (2) liabilities or obligations that do not exceed $50,000, individually, or $100,000 in the aggregate.

3.6 Compliance with Applicable Laws and Permits; Regulatory Matters. Target has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Target. Except as set forth in Section 3.6 of the Disclosure Schedule, Target has not received any notices from any Governmental Entity within two (2) years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Target is not in default or noncompliance under any (a) permits, consents, or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or Governmental Entity, other than such defaults or noncompliances which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target.

3.7 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, consultant or employee of Target, (ii) increase any benefits otherwise payable by Target to any Person, or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in any case, to which Target is a party or by which it or any of its properties or assets may be bound.

3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Target, threatened, against Target and no such item listed in Section 3.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Target. Target is not a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target.

3.9 Employee Benefit Plans.

(a) Plans. Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA (a “Pension Plan”); (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a “Welfare Plan”); (iii) each loan to a non-officer employee in excess of $10,000; (iv) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, employee relocation, cafeteria plan (Section 125 of the Code) or dependent care (Section 129 of the Code) plans, programs or arrangements; (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans or arrangements; (vi) other fringe or employee benefit plans, program or arrangements that apply to senior management and that do not generally apply to all employees, and (vii) any employment or retention agreement that, in any case of clause (i) though clause (vi) above, written or otherwise, are sponsored or maintained by Target or any subsidiary for any of their current or former employees, officers, non-employee directors or consultants (individually, a “Plan”, collectively, the “Plans”).

(b) Documents. Target has delivered or made available to Autobytel a true and complete copy of: (i) each Plan document and any amendment thereto (or if a Plan is not a written plan, a description thereof); (ii) the three most recent annual reports that are required under ERISA, if any, with respect to each Plan; (iii) the most recent summary plan description and any summaries of material modifications, if required, with respect to each Plan; (iv) the trust agreement or other funding agreement, if any, maintained in conjunction with each Plan; and (v) the most recent determination letter received from the IRS with respect to each Pension Plan intended to be qualified under Section 401 of the Code; (vi) any services agreement or other material contract associated with the administration of a Plan; and (vii) any other material employee communications with respect to any Plan.

(c) Compliance. Each Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable law, including but not limited to ERISA and the Code. Target has not maintained or sponsored any Pension Plan, other than an individual retirement plan which is a simple retirement account under Section 408(p) of the Code (the “Simple IRA Plan”), which complies in all respects with the applicable requirements of the Code.

(d) Contributions. All contributions required to be made to any Plan, and all premiums due or payable with respect to any insurance policy funding any Plan, have been timely made or paid in full, or, to the extent not required to be made or paid, have been fully reflected in the Financial Statements to the extent required under GAAP.

(e) Title IV and Multiemployer Plans. Within the last six years, neither Target nor any ERISA Affiliate has (i) sponsored, maintained or otherwise incurred any liability under a Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) contributed to or otherwise incurred any obligation under any multiemployer plan, as defined in Section 3(37) of ERISA. As used herein, the term “ERISA Affiliate” shall mean any subsidiary of Target and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes Target within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) Liabilities. Neither Target, or any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee or administrator thereof, has engaged in a transaction in connection with which Target, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code. Neither Target, or any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Target to any liability for breach of fiduciary duty under ERISA or any other applicable law. No event has occurred and no condition exists that could subject Target to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

(g) Claims. There are no pending, or to the knowledge of Target, threatened or anticipated, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits). Neither the IRS nor the Department of Labor is currently conducting, or within the last three years has conducted, or issued a notice of, any audit of any Pension Plan.

(h) COBRA etc. No Plan provides medical, surgical, hospitalization, death or other welfare-type benefits (whether or not insured) for employees or former employees for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law. Each Welfare Plan that provides health benefits to employees has been operated in compliance with (i) the requirements of Section 601 through 608 of ERISA and Section 4980B of the Code (“COBRA”); (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

(i) Government Reports. With respect to each Plan, all reports and information required to be filed with any Government Entity or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed, and to the best knowledge of Target, all reports and information actually filed or distributed were true, complete and correct in all material respects.

(j) Right to Amend/Terminate. Each of the Plans may be amended or terminated at any time by action of Target’s Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations.

(k) MEWAs and Self-Funded Welfare. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and except as set forth on Section 3.9(k) of the Disclosure Schedule, each Plan that is a Welfare Plan provides benefits that are fully funded by a policy of insurance (other than benefits provided under health care flexible spending accounts).

3.10 Intellectual Property.

(a) Marks. Section 3.10(a) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks, pending applications for registration of any Marks and material unregistered Marks, in each case owned by Target or used by Target in its business as presently conducted (collectively, “Owned Marks”). Except as set forth in Section 3.10(a) of the Disclosure Schedule, Target has the right to use each of the Owned Marks which are material to the operation of its business as presently conducted in the manner in which such Owned Marks are currently being used, free and clear of any and all liens, and Target has not received any written notice or claim challenging its right to use such Owned Marks.

(b) Owned Patents. There are no Patents owned or used by Target in connection with its business.

(c) Owned Copyrights/Maskworks. There are no registered Copyrights or mask works owned or used by Target in connection with its business.

(d) Trade Secrets. Target has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all of its Trade Secrets (collectively, “Owned Trade Secrets”). Except as set forth in Section 3.10(d) of the Disclosure Schedule, Target has the right to use all of the Owned Trade Secrets and, to its knowledge, none of the Owned Trade Secrets is subject to any liens, covenants, conditions and restrictions or, to its knowledge, other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its right to use any of the Owned Trade Secrets, and, to its knowledge, no other Person has misappropriated any of the Owned Trade Secrets.

(e) Software. Section 3.10(e) of the Disclosure Schedule sets forth a complete and accurate list of all of the Software that is owned exclusively by Target and used in the conduct of its business (collectively, the “Owned Software”), and all Software that is used by Target in the conduct of its business that is not exclusively owned by it, except for software licensed pursuant to so-called “shrinkwrap” licenses (collectively, the “Licensed Software”). Except as set forth in Section 3.10(e) of the Disclosure Schedule:

(i) Target is the owner of all Owned Software, including all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its exclusive ownership of any Owned Software or any such Intellectual Property Rights relating thereto;

(ii) the Owned Software was either (A) developed by employees of Target within the scope of their employment, (B) developed by independent contractors who have assigned their rights to Target pursuant to written agreements, or (C) otherwise acquired by Target from a third Person;

(iii) The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than Target, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms;

(iv) As of the Effective Time, each version of Target’s products currently licensed to end user customers, generally functions free of material defects, bugs, viruses or programming errors, and of routines, codes or instructions that are designed to disable such products or otherwise disable, delete, modify, damage or erase software, hardware or data, and performs substantially in accordance with the specifications described in the end user documentation provided to end user customers with respect to such products;

(v) Target has taken all necessary actions to document the Software and its operation, such that the materials comprising the Software, including the source code and all other documentation, have been written in a manner that they may be understood, modified and maintained by reasonably competent programmers;

(vi) Target has not assigned, licensed, transferred or encumbered to or for the benefit of any other Person any of its rights in or to any Software in which it has rights, excluding any non-exclusive licenses granted to customers in the ordinary course of business;

(vii) No source code of any Owned Software has been licensed or otherwise made available to any other Person, and Target has treated the source code of the Owned Software and the data associated therewith as confidential and proprietary business information, and has taken all reasonable steps to protect the same as its Trade Secrets; and

(viii) Target has lawfully acquired the right to use the Licensed Software as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the Person from which the right to use such Licensed Software was obtained.

(f) Infringement. Target is not, nor has it been, a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation by it of any other Person’s Intellectual Property Rights. Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to its Intellectual Property Rights.

(g) Confidentiality. Target has taken reasonable steps to protect its Intellectual Property Rights, including, without limitation, requiring all of its employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To its knowledge, no employee of Target is in violation of any term (whether written or verbal) of any confidentiality or nondisclosure agreement.

3.11 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $25,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Target (the “Material Contracts”) is set forth in Section 3.11 of the Disclosure Schedule, and each such Material Contract is in full force and effect and there are no defaults by Target or, to Target’s knowledge, any other party thereto under any Material Contract.

3.12 Shareholders. The Shareholders that have executed and delivered this Agreement constitute the holders of all of Target’s issued and outstanding shares of Target Capital Stock.

3.13 Absence of Certain Changes. Since the Balance Sheet Date, Target has conducted its business in the ordinary course consistent with past practice, and except as set forth on Section 3.13 of the Disclosure Schedule there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $25,000; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any shares of Target Capital Stock or other securities, other than as contemplated by Section 2.12; (v) the (a) the entry by it into any Material Contract or (b) any amendment or termination of, or default under, any of the foregoing or any Material Contract; (vi) any amendment or change to the Articles of Incorporation or Code of Regulations; (vii) any grant of options to purchase shares of Target Capital Stock; (viii) any issuance of any securities or rights to purchase securities, other than shares of Target Capital Stock issued pursuant to the exercise of Target Warrants outstanding prior to the Balance Sheet Date, or (ix) any increase in, or modification of, the compensation or benefits (including severance provisions) payable or to become payable by it to any of its directors or employees, other than normal length of service adjustments in accordance with past practices. Target has not agreed since the Balance Sheet Date to do any of the things described in the preceding clauses (i) through (ix) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (ix) (other than negotiations or discussions with Autobytel and its representatives regarding the transactions contemplated by this Agreement).

3.14 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target, or any expansion or modification of Target’s business or the conduct thereof.

3.15 Title to Property. Target has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Financial Statements or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Financial Statements, (iv) liens that would not have, individually or in the aggregate, a Material Adverse Effect on Target, and (v) except as set forth in Section 3.15 of the Disclosure Schedule. The property and equipment of Target that are used in the operations of its business are in good operating condition and repair, normal wear and tear excepted. Except as set forth in Section 3.15 of the Disclosure Schedule, all properties used in the operation of Target’s business are reflected in the Financial Statements to the extent GAAP requires the same to be reflected. Section 3.15 of the Disclosure Schedule identifies each parcel of real property owned or leased by Target as of the date of this Agreement.

3.16 Environmental Matters.

(a) Hazardous Materials. During the period that Target has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined in Section 3.16(b) below) on, from or under such properties or facilities by or at the direction of Target or, to Target’s knowledge, any other Person, in either case in violation of applicable laws, and (ii) neither Target nor, to Target’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in violation of applicable law. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to Target having taken possession of any such properties or facilities.

(b) Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this section, “Hazardous Materials” shall mean any hazardous, corrosive, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “carcinogen,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

3.17 Employee Matters. Except as could not reasonably result, individually or in the aggregate, in a Material Adverse Effect on Target, Target is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts (and properly transmitted such amounts to the intended recipient thereof) required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any unpaid wages (including overtime), except for unpaid wages less than $25,000 in the aggregate, or any taxes, or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target for any amounts under any workers compensation plan or policy or for long term disability. Except as set forth in Section 3.17 of the Disclosure Schedule, Target does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. Target is not a party to any collective bargaining agreement or other labor union contract and Target is not aware of any activities or proceedings of any labor union to organize any such employees. No employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of Trade Secrets or proprietary information of others. No Persons performing services for Target and classified or paid as “independent contractors” should have been classified or paid as “employees” for any purpose, including, but not limited to, payments to any state, federal, or local Governmental Entity or participation in any Plan. All of Target’s employees and their current salary are set forth in Section 3.17 of the Disclosure Schedule, and each such employee is permitted to work in the United States. Section 3.17 of the Disclosure Schedule lists each employee of Target who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

3.18 Interested Party Transactions. Target is not indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), no such Person is indebted to Target, and there are no other transactions, agreements, or arrangements between Target and any of its directors or officers or members of their immediate families, or in respect of which any such persons have a direct or indirect financial or other interest, except those transactions and agreements set forth in Section 3.18 of the Disclosure Schedule.

3.19 Insurance. Section 3.19 of the Disclosure Schedule contains a complete list of all insurance policies and bonds to which Target is a party or which pertain to its assets, which describes the terms of coverage and applicable expiration or renewal date for each policy or bond. True and complete copies of all such policies and bonds have been provided to Autobytel. There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Section 3.19 of the Disclosure Schedule sets forth all claims made by Target in respect of such policies and bonds in the past two (2) years. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. All such policies and bonds shall remain in full force and effect following the Effective Time, unless Autobytel takes affirmative action to cancel or modify them.

3.20 Minute Books. The minute book and stock record books as presently maintained by Target have been made available to Autobytel for review. All actions of Target prior to the Effective Time have been ratified and confirmed through a duly authorized resolution of Target’s Shareholders and directors.

3.21 Complete Copies of Materials. Target has delivered or made available to Autobytel true and complete copies of each document listed on the Disclosure Schedule, and each other document that has been requested by Autobytel or its counsel in connection with their legal and accounting review of Target.

3.22 Board Approval. The Board of Directors of Target has approved this Agreement and the transactions contemplated hereby and the Merger, has submitted this Agreement to the shareholders of Target for approval, and has recommended that such shareholders approve this Agreement and the Merger and the transactions contemplated hereby.

3.23 State Anti-Takeover Statutes. Target is not subject to the anti-takeover provisions of Ohio Law.

3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets forth the identity of each of Target’s top twenty (20) customers based on sales in the last two (2) years. Target has not received any notice, whether written or oral, that any customer expects or intends that it will cease or materially limit use of Target’s products or services, fail to pay any amount owing for such products or services or discontinue use of any of license from or product of the Target.

3.25 Brokers’ and Finders’ Fees. Except as set forth in Section 3.25 of the Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.26 Other Agreements. Each of the Certificate of Merger, the Ohio Merger Filing, the Indemnification Escrow Agreement, the Management Employment Agreements, and the Registration Rights Agreement has been duly executed and delivered by Target and/or the Persons named therein (other than Autobytel or Merger Sub), and constitutes a valid and binding obligation of Target and such Persons (other than Autobytel or Merger Sub), enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought). Notwithstanding anything herein to the contrary, Target makes no representation or warranty regarding the enforceability of provisions related to (a) choice of law, (b) submission to jurisdiction, or (c) waiver of rights conferred by law.

3.27 Tax Representations.

(a) For the purpose of this Section 3.27, references to Target shall be deemed to include any predecessor to Target or any Person from which Target incurs a liability for Taxes as a result of transferee liability.

(b) Target has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates, including information returns (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, true, correct and complete in all material respects, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and no basis exists for any material adjustment. All Taxes due and payable have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c) The Financial Statements reflect adequate reserves in accordance with GAAP (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Target but not yet paid for all Tax periods and portions thereof through the Balance Sheet Date. Since the Balance Sheet Date, Target has not incurred any liability for Taxes other than in the ordinary course of business.

(d) Target is not an S corporation within the meaning of Section 1361(a) of the Code, and Target is not an S corporation within the meaning of any other laws (applicable to Target) comparable to Section 1361(a) of the Code.

(e) Target has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities, paid all employer contributions and premiums, and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable laws.

(f) Target does not have a permanent establishment in any foreign country.

(g) There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Target, threatened against Target for any past due Taxes, and Target has no reason to expect any taxing authority to assess any material additional Taxes for any period for which Tax Returns were filed. There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Target for which Target could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Target.

(h) There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any Target Capital Stock or any asset of Target.

(i) No power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes that could affect Target.

(j) Target has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, nor has Target entered into any installment sale within the meaning of section 453 of the Code, or any forward, futures or similar type of derivative transaction, that will affect the liability of Target for Taxes in any taxable period that ends after the date hereof

(k) Target has never been included, nor is includible, in any consolidated, combined or unitary Tax Return with any Person.

(l) Target is not a party to and is not bound by, and Target does not have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(m) Target is not a party to any agreement or arrangement which payment thereunder would result, separately or in the aggregate, due to the consummation of the transactions contemplated by this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. No acceleration of the vesting schedule for any property of Target that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement. Target is not a party to any agreement or arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount, due to the consummation of the transactions contemplated by this Agreement, that would not be deductible by Target by reason of Section 162(m) of the Code.

(n) Target is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Prior to the Closing Date, Target will provide a statement to Autobytel pursuant to Section 1.1445-2 (c)(3) of the Treasury Regulations, to that effect, and will comply with the requirements of Section 1.897-2(h) of the Treasury Regulations and will provide Autobytel with a copy of any statement Target files with the IRS pursuant to Section 1.897-2(h) of the Treasury Regulations.

(o) There are no proposed reassessments of any property owned by Target or other proposals that could increase the amount of any Tax to which Target would be subject.

(p) Target has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Target.

(q) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(r) Target has not been at any time a member of any partnership or joint venture of the holder of a beneficial interest in any trust for any period for which the statute of limitations has not expired.

(s) None of the assets of Target (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that is required to be treated as being owned by any Person (other than Target) under the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the Tax Reform Act of 1986.

(t) Target is not liable for any Tax under section 1374 of the Code for any taxable year ending prior to the Closing Date.

(u) All applicable sales and transfer Taxes (including, but not limited to, any Taxes imposed on stock transfers and Taxes imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other similar Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of, and will be paid by, the Shareholders.

3.28 Regulation D Representations. Section 3.28 of the Disclosure Schedule sets forth (i) a list of all of the shareholders, option holders, and warrant holders of Target, as well as all holders of other rights to purchase or otherwise acquire shares of Target Capital Stock, and (ii) indicates, with respect to each such Person, the state in which such Person resides and whether such Person is an “accredited investor” as that term is defined in clause (a) of Rule 501 promulgated under the Securities Act.

3.29 Shareholder Representations. Each Shareholder hereby represents and warrants to Autobytel that:

(a) The shares of Autobytel Common Stock to be received by such Shareholder at the Effective Time (including those shares that are part of the

Escrowed Consideration) are being acquired for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The acquisition by each Shareholder of such shares shall constitute confirmation of the representation and warranty by each such Shareholder that such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such shares in violation of the Securities Act.

(b) Disclosure of Information. Such Shareholder has received all the information he, she, or it considers necessary or appropriate for deciding whether to surrender his, her, or its shares of Target Capital Stock for shares of Autobytel Common Stock. Such Shareholder further represents that he, she, or it has had an opportunity to ask questions and receive answers from Autobytel regarding the terms and conditions of the Merger and the business, properties, prospects and financial condition of Autobytel.

(c) Investment Experience. Such Shareholder acknowledges that he, she, or it is able to fend for himself, herself, or itself, can bear the economic risk of an investment in the Autobytel Common Stock, and has such knowledge and experience in financial or business matters that he, she, or it is capable of evaluating the merits and risks of the investment in the Autobytel Common Stock. If other than an individual, such Shareholder also represents it has not been organized for the purpose of acquiring the shares of Autobytel Common Stock.

(d) Accredited Investor. Such Shareholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(e) Restricted Securities. Such Shareholder understands that the shares of Autobytel Common Stock he, she, or it is acquiring in the Merger are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Shareholder represents that he, she or it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Shareholder also understands that the shares of Autobytel Common Stock have not been registered under the Securities Act and have not been registered or qualified in any state in which they are offered and, thus, the Shareholder will not be able to resell or otherwise transfer his, her or its shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available, including resale under SEC Rule 144.

(f) Reliance by Autobytel. Such Shareholder understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3.29 constitute a material inducement to Autobytel entering into this Agreement.

3.30 Representations Complete. None of the representations or warranties made by Target herein or in any document referenced herein or in any schedule hereto or thereto, including the Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF AUTOBYTEL AND MERGER SUB

With respect to all of the representations, warranties, and covenants contained in this Article IV (except as set forth in a schedule hereto delivered to Target concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, the “Autobytel Disclosure Schedule”), Autobytel hereby makes the representations, warranties, and covenants to Target set forth in this Article IV as of the date hereof.

4.1 Organization and Qualification. Each of Merger Sub and Autobytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Autobytel. Each of Merger Sub and Autobytel has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Autobytel.

4.2 Authority; Governmental Consents.

(a) Authority. Each of Merger Sub and Autobytel has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Autobytel and Merger Sub and the consummation by Autobytel and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Autobytel and Merger Sub. This Agreement has been duly and validly executed and delivered by Autobytel and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of Autobytel and Merger Sub, enforceable against Autobytel and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought). Notwithstanding anything herein to the contrary, neither Autobytel nor Merger Sub make any representation or warranty regarding the enforceability of provisions related to (i) choice of law, (ii) submission to jurisdiction, or (iii) waiver of rights conferred by law.

(b) Governmental Consents. Other than (i) in connection with, or in compliance with, the provisions of Delaware Law and Ohio Law with respect to the transactions contemplated hereby, the federal securities laws, and the securities laws of the various states and (ii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Autobytel or Merger Sub of the transactions contemplated by this Agreement.

4.3 No Violation. Neither the execution and delivery of this Agreement by Autobytel and Merger Sub, nor the consummation by Autobytel and Merger Sub of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the certificate of incorporation or bylaws of Autobytel or Merger Sub, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Autobytel or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Autobytel or Merger Sub, or by which either of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable state corporate and securities laws, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Autobytel, any statute, ordinance, rule or regulation applicable to Autobytel or Merger Sub, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Autobytel.

4.4 Issuance of Autobytel Common Stock. The shares of Autobytel Common Stock to be issued pursuant to Section 2.6 hereof, when issued, sold and delivered in accordance with the terms of this Agreement, the Certificate of Merger, the Ohio Merger Filing, and Autobytel’s Certificate of Incorporation, in exchange for the Target Capital Stock, will be duly and validly issued, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than those imposed on such shares by the holders thereof, the restrictions on transfer contained under applicable state and federal securities laws, and the restrictions on transfer contained in the Indemnification and Escrow Agreement. Subject in part to the truth and accuracy of the representations of each holder of Target Capital Stock (to be exchanged for shares of

Autobytel Common Stock pursuant to Section 2.6 hereof) contained in Section 3.29, the offer, sale and issuance of the Autobytel Common Stock are exempt from the registration or qualification requirements of any applicable state and federal securities laws.

4.5 SEC Reports and Financial Statements. Autobytel has filed with the SEC copies of all forms, reports and documents (the “Autobytel SEC Documents”) required to be filed by it under the Securities Act or the Exchange Act. None of such Autobytel SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Autobytel SEC Document). The audited and unaudited financial statements of Autobytel included in any Autobytel SEC Document (the “Autobytel Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the financial position of Autobytel as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Autobytel does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its balance sheet as of December 31, 2002 (including the notes thereto and the other disclosures made in Autobytel’s Form 10-K for the year ended December 31, 2002, the “Autobytel Balance Sheet”) included in the Autobytel SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date.

4.6 Board Approval. The Board of Directors of each of Autobytel and Merger Sub have approved this Agreement and the Merger.

4.7 Ownership of Merger Sub; No Prior Activities. Autobytel owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Autobytel solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, other than this Agreement and the other agreements, arrangements and transactions contemplated hereby.

4.8 Litigation. Neither Autobytel nor Merger Sub is a party to, or has been threatened with, any litigation or judicial, administrative or arbitration proceeding which could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or have an effect upon the ability of either Autobytel or Merger Sub to perform their obligations hereunder.

4.9 Representations Complete. None of the representations or warranties made by Autobytel or Merger Sub herein or in any Schedule hereto, including the Autobytel Disclosure Schedule, or certificate furnished by Autobytel or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V.

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve in tact its business organization, financial condition, and relationships with third parties, and to keep available the services of its employees. Without limiting the generality of the foregoing, Target shall not do, cause or permit any of the following, without the prior written consent of Autobytel:

(i) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Code of Regulations;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Target Capital Stock, or split, combine or reclassify any of its Target Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its Target Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Target Capital Stock; provided, however, that Target may distribute to the Shareholders prior to the Effective Time a portion of the Net Cash Payment in accordance with Section 2.12.

(iii) Stock Option Plans; Warrants. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any Target option or incentive plan or Target Warrants to purchase Target Capital Stock, the exercise price of such options or warrants, or authorize cash payments in exchange for any options or other rights granted under any of such plans or such warrants;

(iv) Modification to Contracts. (a) Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver obligate Target to pay amounts in cash or property in excess of $25,000, or (b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements, warrants, or any other compensatory arrangements, even if such action would otherwise be in the ordinary course of business;

(v) Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and set forth on Section 3.2 of the Disclosure Schedule;

(vi) Intellectual Property. Transfer to any Person any rights to its Intellectual Property (other than any transfer between Target and Autobytel);

(vii) Marketing or Other Rights. Enter into or amend any agreements pursuant to which any other party is granted marketing or other rights of any type or scope with respect to any of Target’s products or technology;

(viii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, except in the ordinary course of business consistent with past practice;

(ix) Indebtedness. Incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others, or forgive or cancel any debt or claim or waive any right of value, in each case, individually or in the aggregate, exceeding $25,000;

(x) Leases. Enter into any operating lease;

(xi) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and currently due and payable, and (b) the payment of up to $75,000, in the aggregate, for investment banking fees and expenses legal fees and expenses in connection with the transactions contemplated by this Agreement; provided, that Target shall not make any payment described in clause (b) above to the extent that, after giving effect to such payment, Target would not have a minimum of $450,000 in Working Capital immediately prior to the Effective Time.

(xii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases,

except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $25,000;

(xiii) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(xiv) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement, pay any bonus or remuneration to any employee or director except for payments previously committed to in writing, which payments are disclosed on Section 5.1(xiv) of the Disclosure Schedule or increase the salaries or wage rates of its employees;

(xv) Severance Arrangements. Grant, or change any severance or termination pay to any director, officer or employee, except payments made pursuant to written agreements or written policies already in effect which are specifically disclosed and described on Section 5.1(xv) of the Disclosure Schedule.

(xvi) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Autobytel prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xvii) New Business; Acquisitions. Enter into any new line of business or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xviii) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xix) Accounting Practices. Change any of its accounting practices, except as required by GAAP or applicable law; or.

(xx) Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, or which would have a Material Adverse Effect on Target.

5.2 Employee Notices. Prior to the Effective Time, Target shall give all notices and other information required by applicable law to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable Government Entity under the Worker Adjustment and Retraining Notification Act (which shall be given not later than three (3) days after receipt of a written request from Autobytel to deliver such notice), the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement and with respect to events occurring prior to the Effective Time. Target shall also provide Autobytel with a copy of any such notice or other information provided in accordance with the foregoing. After the Effective Time, the Surviving Corporation shall be responsible for giving all notices and other information described in this Section 5.2.

5.3 Reserved.

5.4 Notification of Certain Matters. Each party hereto shall give prompt notice to each of the other parties of the occurrence or nonoccurrence of any event which would be likely to cause (i) any representation or warranty made by it and contained in this Agreement to be untrue or inaccurate, and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

5.5 Exclusivity. Prior to sixty (60) days after the date hereof, Target shall not, and shall cause its officers, directors, agents, employees and representatives not to, directly or indirectly, solicit or initiate any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person or group of Persons (other than Autobytel and its representatives, officers and agents) concerning (a) the sale of any assets of Target or the sale of any of Target Capital Stock or securities convertible, exercisable or exchangeable into Target Capital Stock, or (b) any merger, consolidation, liquidation, dissolution or similar transaction involving Target. Target shall immediately notify Autobytel if any discussions or negotiations are sought to be initiated, an inquiry or proposal is made or any information is requested with respect to, any such transaction, and shall communicate to Autobytel the terms of any proposal which it may receive in respect of any such transaction.

5.6 Efforts of Parties to Close. During the period from the date hereof and continuing through the Closing Date, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation: (i) obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with such party as are necessary for the consummation of the transactions contemplated hereby; (ii) the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; (iii) making, or causing to be made, all such filings and submissions as are required to be made under any applicable law in connection with the transactions contemplated hereby, and giving such reasonable undertakings as may be necessary in connection therewith; and (iv) coordinating and cooperating with the other parties in exchanging information and supplying reasonable assistance as may be requested in connection with the filings and other actions contemplated by this Section 5.6.

5.7 Certain Communications.

(a) Each party to this Agreement agrees that it will not, and will cause its authorized agents and representatives not to, use any information obtained in connection with the transactions contemplated hereby for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each party to this Agreement shall keep confidential, and shall cause its authorized agents and representatives to keep confidential, all such information except as otherwise consented to by the other parties; provided, however, that Autobytel shall not be precluded from making any disclosure which it deems is required by applicable law. In the event Autobytel is required to disclose any information pursuant to the immediately preceding sentence, it shall give prior notice of such disclosure to Target.

(b) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties, or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transaction upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Agreement, all within the meaning of Treasury Regulation Section 1.6011-4; provided, that each party recognizes that the privilege each has to maintain, in such party’s sole discretion, the confidentiality of a communication relating to the transactions contemplated herein, including a confidential communication with such party’s attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing

5.8 Transition Plan. Autobytel and Target shall use commercially reasonable efforts to develop a transition integration plan, pursuant to which Autobytel’s iManager product will be managed and operated by the Surviving Corporation from and after the Closing.

ARTICLE VI.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

6.1 Access to Information.

(a) Access. Target shall afford Autobytel and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning its business, properties and personnel as Autobytel may reasonably request. Target agrees to provide Autobytel and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Ongoing Operations. Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular basis during Target’s normal business hours with one or more representatives of Autobytel to report operational matters of materiality and the general status of its ongoing operations.

(c) No Modification. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.2 Public Disclosure. Unless otherwise permitted by this Agreement, Autobytel and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

6.3 Consents. Each of Autobytel and Target shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger.

6.4 Merger Filings. On the Closing Date, Merger Sub and Target shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and the Ohio Merger Filing and to cause such documents to be duly filed with the Secretaries of State of Delaware and Ohio, respectively, on the Closing Date.

6.5 Indemnification Escrow Agreement. Autobytel and the Shareholders shall execute and deliver the Indemnification Escrow Agreement on or prior to the Closing Date.

6.6 Reserved.

6.7 Blue Sky Laws. Autobytel shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Autobytel Common Stock in connection with the

Merger, and Target shall use commercially reasonable efforts to assist Autobytel as may be necessary to comply with such securities and blue sky laws.

6.8 Reserved.

6.9 Subsequent Shareholders. If, after the date hereof, any Person becomes a Shareholder of Target, through the exercise of Target Options or Target Warrants or otherwise, Target shall cause such Person to execute and deliver to Autobytel a joinder agreement, in form and substance reasonably acceptable to Autobytel, pursuant to which such Person agrees to be subject to this Agreement to the same extent as if such Person had executed and delivered this Agreement as a Shareholder on the date hereof (a “Joinder Agreement”).

6.10 Employee Credit. Autobytel and Merger Sub agree to credit all employees of Target with eligibility and vesting service for employment with Target under all welfare and pension plans of Autobytel and/or Merger Sub in which such employees participate after the Closing.

6.11 Avoidance of Excess Parachute Payments. Target shall not permit any payment, benefit or accelerated vesting of benefits under any Plan, or permit any payment under this Agreement (including any payment in cancellation or settlement of Target Options and Target Warrants pursuant to Section 2.7(c)), to constitute an “excess parachute payment” within the meaning of Code Section 280G and its associated regulations proposed in 2002. The preceding sentence shall not prohibit Target from taking any action with respect to which the shareholder approval requirements of Section 280G(b)(5)(B) of the Code will be met on or before the Closing Date. Target shall use its best efforts to satisfy such shareholder approval requirements in a manner and based on documents that are acceptable to Autobytel.

6.12 Guaranty Obligations. Autobytel and Merger Sub shall use commercially reasonable efforts to assist Daniel W. Vogel and Christopher J. Lentz in obtaining the releases of any and all personal guarantees they have given in respect of Target’s obligations under any of the contracts set forth in Section 6.3 of the Disclosure Schedule.

6.13 Tax Returns.

(a) Autobytel agrees to provide each of the Shareholders with a copy of any Tax Return, or amended Tax Return (or such portion of such return as shall relate to Target) that is filed with respect to Surviving Corporation or Target that relates to a taxable period of Target beginning before the Closing Date solely for purposes of determining whether the Financial Statements reflect adequate reserves in accordance with GAAP (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Target but not yet paid for all Tax periods or portions thereof through the Balance Sheet Date. Such return shall be provided to the Shareholders within fifteen (15) business days after such return is filed. Any such return shall be prepared in a manner consistent with the past practice of Target unless otherwise required under applicable law. Autobytel agrees that no such return shall take any reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(b) The Shareholders agree to indemnify (on an after-tax basis) Autobytel for any Taxes Autobytel, Merger Sub or Surviving Corporation incurs as a result of a determination by any taxing authority that the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code; it being understood that (i) the Shareholders’ indemnity obligations required by this Section 6.13(b) shall not be subject to the Indemnification Escrow Agreement and shall not be satisfied by the Escrowed Consideration, and (ii) the Shareholders shall have no indemnification obligation pursuant to this Section 6.13(b) if the Merger fails to qualify as a reorganization within the meaning of section 368(a) of the Code solely as a result of action taken by Autobytel that is inconsistent with the representation certificate referred to in Section 7.2(g) hereof.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(b) Governmental Approval. Autobytel, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers, expirations of waiting periods and consents as may be required under the Securities Act and state Blue Sky laws.

7.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Autobytel and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Autobytel and (B) for those representations or warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date, (ii) Autobytel and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time and (iii) Target shall have been provided with a certificate executed on behalf of Autobytel by its President certifying that the conditions set forth in this Section 7.2(a) shall have been fulfilled.

(b) No Material Adverse Effect. There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on Autobytel, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Registration Rights Agreement. Autobytel shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit E dated the Effective Time.

(d) Opinion. Target shall have received an opinion of counsel for Autobytel in substantially the form attached hereto as Exhibit F.

(e) Trading Average. The Trading Average (without giving effect to any deemed Trading Average under Section 2.6(a)(i)) shall be at least $2.00.

(f) Management Employment Agreements. The Management Employment Agreements attached hereto as Exhibit D shall have been executed and delivered by Autobytel and Merger Sub.

(g) Representation Certificate. Autobytel shall have executed and delivered a representation certificate to Squire, Sanders & Dempsey L.L.P. in substantially the form attached hereto as Exhibit H.

7.3 Additional Conditions to the Obligations of Autobytel and Merger Sub. The obligations of Autobytel and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Autobytel:

(a) Representations, Warranties and Covenants.(i) The representations and warranties of Target in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures (unrelated to tax matters) to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Target and (B) for those representations and warranties (unrelated to tax matters) which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date, (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Autobytel shall have been provided with a certificate executed on behalf of Target by its President certifying that the conditions set forth in this Section 7.3(a) shall have been fulfilled.

(b) Third Party Consents. Autobytel shall have been furnished with evidence satisfactory to it of the consent or waiver by all Persons necessary to complete the Merger.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Autobytel’s conduct or operation of the business of Target following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d) No Material Adverse Effect. There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on Target, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e) Amendments to Certain Documents. Autobytel shall have been furnished with evidence satisfactory to it of the amendment, termination, and/or assignment to the Surviving Corporation (including, but not limited to, all necessary third party consents to such assignments) of those contracts, plans and other items set forth on Schedule 7.3(e).

(f) Indemnification Escrow Agreement. The Indemnification Escrow Agreement attached hereto as Exhibit C shall have been duly executed and delivered by all of the parties thereto (other than Autobytel).

(g) Management Employment Agreements. The Management Employment Agreements attached hereto as Exhibit D shall have been executed and delivered by Daniel Vogel and Christopher Lentz, respectively.

(h) Opinion. Autobytel shall have received an opinion of counsel for Target and an opinion of counsel for Advance Publications, Inc. in substantially the forms attached hereto as Exhibit G.

(i) Stock Transfers. The Escrow Agent (as defined in the Indemnification Escrow Agreement) shall have received from each Shareholder duly executed (in blank) and delivered stock transfers covering all of the shares of Autobytel Common Stock to be held in escrow pursuant to that agreement.

(j) No Registration. Autobytel shall be satisfied, in its sole discretion, that the shares of Autobytel Common Stock to be issued pursuant to this Agreement can be issued without registration under the Securities Act and applicable state securities laws.

(k) Trading Average. The Trading Average (without giving effect to any deemed Trading Average under Section 2.6(a)(i)) shall not be greater than $5.25.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER/POST CLOSING ADJUSTMENTS

8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

(a) by the mutual consent of Autobytel and Target;

(b) by either Autobytel or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before June 30, 2003; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure;

(c) by Autobytel, if (i) Target shall breach any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach (and Autobytel shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) if the Board of Directors of Target withdraws, modifies or changes its recommendation that the Shareholders approve the Merger or if there is any attempt by such Shareholders to modify or reduce their consent to the Merger in a manner which Autobytel regards as adverse to Autobytel and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Autobytel that would entitle Target to terminate this Agreement or as a result of a Material Adverse Effect on Autobytel;

(d) by Target, if (i) Autobytel shall breach any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Autobytel of written notice of such breach (and Target shall not have willfully breached any of its covenants hereunder, which breach is not cured) or (ii) the Board of Directors of Autobytel withdraws, modifies or changes its approval of the issuance of the Merger Consideration in a manner adverse to Target or its shareholders unless such withdrawal, modification or change is as a result of a breach by Target that would entitle Autobytel to terminate this Agreement or as a result of a Material Adverse Effect on Target; or

(e) by either Autobytel or Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Autobytel, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, that notwithstanding the foregoing, the provisions of Article I (Definitions), Section 6.2 (Public Disclosure), Section 8.3 (Expenses Fees), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, that Target shall not pay any cost or expense for investment banking fees and expenses, legal fees and expenses and other advisory fees and expenses in excess of $75,000 in the aggregate. Rather, such fees and expenses in excess of $75,000 shall be borne by the Shareholders.

8.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made without the unanimous consent of the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock or Merger Sub Common Stock, in each case, other than any amendment made at Target’s request to reduce the Merger Cash and/or other amendments necessary for the Merger to qualify for tax exempt status under the Code.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.6 Post Closing Audit.

(a) Working Capital. Autobytel shall use commercially reasonable efforts to cause PricewaterhouseCoopers LLP to complete its audit of Target (which shall be performed in accordance with GAAP) no later than forty five (45) days after the Effective Time (the actual date of completion of such audit, the “Audit Date”). No later than five (5) business days after the Audit Date, Autobytel shall provide to the Shareholders in writing the amount of Working Capital of Target as of immediately prior to the Effective Time, as set forth in the audit (the “Working Capital Notice”). If the Shareholders do not agree with such Working Capital amount, (i) they shall deliver written notice (the “Shareholders Notice”) thereof to Autobytel no later than thirty (30) calendar days after the date of the Working Capital Notice, (ii) upon reasonable notice, the Surviving Corporation shall afford the Shareholders and its accountants, counsel and other representatives reasonable access during normal business hours to the Surviving Corporation’s books and records for the sole purposes of allowing the Shareholders to calculate the Working Capital amount, and (iii) Autobytel and the Shareholders shall cooperate in good faith to resolve any disagreements among them. Notwithstanding Section 9.7, if Autobytel and the Shareholders cannot resolve their differences within ten (10) business days after the date of the Shareholders Notice, then Autobytel, on the one hand, and the Shareholders, on the other hand, shall mutually select an internationally recognized accounting firm to resolve the matter and the conclusion of such internationally recognized accounting firm shall be final and binding on both Autobytel and the Shareholders. The fees and expenses of the internationally recognized accounting firm shall be shared equally between Autobytel, on the one hand, and the Shareholders, on the other hand.

(b) Adjustment. To the extent that the audit described in Section 8.6(a) reveals that Target had greater than $450,000 in Working Capital immediately prior to the Effective Time, after deducting any payments made pursuant to Section 2.12, the Surviving Corporation shall pay to each Shareholder, in cash, such Shareholder’s Allocable Portion of the difference between (a) the actual amount of Working Capital of Target as of immediately prior to the Effective Time (after deducting any payments made pursuant to Section 2.12), as set forth in the audit, and (b) $450,000; it being intended by the parties that any such payment shall be in full satisfaction of the unpaid portion of the dividend previously declared by Target, as described in Section 2.12. To the extent that such audit reveals that Target had less than $450,000 in Working Capital (after deducting any payments made pursuant to Section 2.12) immediately prior to the Effective Time, each Shareholder shall pay to Autobytel in cash such Shareholder’s Allocable Portion of the difference between (y) $450,000 and (z) the actual amount of Working Capital of Target (after deducting any payments made pursuant to Section 2.12) as of immediately prior to the Effective Time, as set forth in the audit; it being understood that such amounts shall not be paid out of the Escrowed Consideration and neither Autobytel nor the Surviving Corporation shall have any further obligation to make any payments in satisfaction of any dividend previously declared by Target.

(c) Payments. All payment required by Section 8.6(b) shall be paid in accordance with this Section 8.6(c). If the Shareholders do not deliver the Shareholders Notice within the period prescribed by Section 8.6(a), then any payments required by Section 8.6(b) shall be paid no later than five (5) business days after the last date on which the Shareholders Notice could timely be delivered to Autobytel. If the Shareholders do deliver the Shareholders Notice within the period prescribed by Section 8.6(a), then any payments required by Section 8.6(b) shall be paid no later than five (5) business days after the day on which the parties mutually resolve any disputes between them or, if the parties cannot mutually resolve their disputes, no later than five (5) business days after the conclusion of the internationally recognized accounting firm is communicated in writing to the parties.

Article IX.

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered to a party at the address set forth for that party below (a) when hand delivered to the party, (b) when sent by facsimile to the number set forth below if sent between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the party at the address set forth below, or (d) the next business day after deposit with a nationally recognized overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other parties written notice of the new address in the manner set forth above.

(a) if to Autobytel or Merger Sub, to:

Autobytel Inc.

18872 MacArthur Blvd.

Irvine, CA 92612-1400

Attention: General Counsel

Facsimile No.: (949) 862-1323

Telephone No.: (949) 862-3016

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, 24th Floor

San Francisco, CA 94105-3441

Attention: Thomas Pollock, Esq.

Facsimile No.: (415) 856-7100

Telephone No.: (415) 856-7047

(b) if to Target or any Shareholder, other than Advance Publications, Inc., to:

Applied Virtual Vision, Inc.

c/o Daniel W. Vogel

939 Goodale Boulevard

Columbus, Ohio 43212

Facsimile No.: (614) 487-1436

Telephone No.: (614) 487-1955

with a copy to:

Squire Sanders & Dempsey L.L.P.

41 South High Street

Columbus, Ohio 43215

Attention: Patrick J. Dugan, Esq.

Facsimile No.: (614) 365-2499

Telephone No.: (614) 365-2700

(c) if to Advance Publications, Inc., to:

Advance Publications, Inc.

30 Journal Square

Jersey City, New Jersey 07306

Attention: Peter Weinberger

Facsimile: (201) 653-1189

with a copy to:

Sabin, Bermant & Gould LLP

Four Times Square

New York, New York 10036

Attention: Emily M. Beck, Esq.

Facsimile: (212) 381-7226

9.2 Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be considered an original and all of which shall be deemed one and the same agreement.

9.3 Entire Agreement. This Agreement and the documents and instruments and other agreements referred to herein, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements and understandings of the parties with respect thereto, whether oral or written.

9.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted in a manner reasonably calculated to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Remedies Cumulative. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law, except to the extent that the laws of the State of Delaware govern the effectiveness of the Merger and the laws of the State of Ohio govern the filing of the Ohio Merger Filing.

9.7 Dispute Resolution and Arbitration.

(a) Other than as set forth in Section 8.6(a) hereof, any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or the performance, breach or termination thereof shall be submitted to binding arbitration, and any such Dispute shall be decided by one (1) arbitrator mutually agreeable to Autobytel and the Shareholders. If Autobytel and the Shareholders cannot agree on one (1) arbitrator, the Dispute shall be submitted to the American Arbitration Association (“AAA”) in Phoenix, Arizona, and AAA shall appoint an arbitrator to resolve the Dispute under its Commercial Arbitration Rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, if the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Phoenix, Arizona under the Commercial Arbitration Rules then in effect of AAA. The non-prevailing party to an arbitration shall pay its own costs and expenses, the fees and costs of the arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other parties to the arbitration.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

9.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of all of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

AUTOBYTEL INC.

By:	/s/ Jeffrey Schwartz
Name: Jeffrey Schwartz
Title: Chief Executive Officer and President

AUTOBYTEL ACQUISITION, INC

By:	/s/ Ariel Amir
Name: Ariel Amir
Title: Vice President

APPLIED VIRTUAL VISION, INC.

By:	/s/ Daniel W. Vogel
Name: Daniel W. Vogel
Title: President

SHAREHOLDERS:

By:	/s/ Daniel W. Vogel
Name: Daniel W. Vogel

By:	/s/ Christopher J. Lentz
Name: Christopher J. Lentz

ADVANCE PUBLICATIONS, INC.

By:	/s/ S. I. Newhouse, Jr.
Name: S. I. Newhouse, Jr.
Title: Chairman of the Board and Vice President